Exhibit 8.1

December 31, 2020

Hudson Capital, Inc.

19 West 44th Street, Suite 1001

New York, New York 10036

Ladies and Gentlemen:

We have acted as advisers to Hudson Capital Inc., a British Virgin Islands business company (the “Company”), in connection with the filing by Hudson Capital Merger Sub I, Inc., a Delaware corporation into which the Company will merge, with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form S -4 filed on December 31, 2020, as amended (Registration No. 333-250044) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the reorganization of the Company as a Delaware corporation and the transactions related thereto (the “Reorganization”).

In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger – TAX CONSEQUENCES TO U.S. HOLDERS — Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares” — in the Registration Statement (the “Discussion”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, with your permission, that (i) the Reorganization will be consummated as described in the Registration Statement and (ii) the statements concerning the terms of the Reorganization set forth in the Registration Statement are, and will remain, true, complete and correct at all times up to and including the consummation of the Reorganization.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Reorganization after the date of effectiveness of the Registration Statement, or any inaccuracy in the statements, facts and assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matter specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Reorganization or (ii) the tax consequences of the Reorganization under any state, local or foreign law, or with respect to other areas of U.S. Federal taxation. We express no opinion as to matters governed by any laws other than the Federal income tax laws of the United States of America.

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFKLLP.COM

Based on the foregoing and subject to the qualifications set forth herein, we hereby confirm that the Discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger – TAX CONSEQUENCES TO U.S. HOLDERS — Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares” — in the Registration Statement constitutes the opinion of Sichenzia Ross Ference LLP as to the material United States Federal income tax consequences of the Redomestication Merger.

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our opinion under the caption “Material U.S. Federal Income Tax Consequences of the Redomestication Merger, the Disposition and the Merger – TAX CONSEQUENCES TO U.S. HOLDERS — Tax Consequences of the Redomestication Merger — “ to be included in such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFKLLP.COM